Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into and effective as of this 14th day of May, 2018 (the “Effective Date”), between THE CHEESECAKE FACTORY INCORPORATED, a Delaware corporation (the “Company”), and Scarlett May (the “Executive”).

WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company has approved and recommended to the Board that the Company enter into this Agreement with the Executive;

WHEREAS, the Board has approved and authorized the entry into this Agreement with the Executive;

WHEREAS, all capitalized terms used herein shall have the meaning set forth in Section 9 of this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1.                                      Employment.

As of the Effective Date, the Executive shall be employed as the Executive Vice President, General Counsel and Secretary of the Company.  In such capacity, the Executive shall have such duties and responsibilities to the Company and its Affiliates as may be designated to the Executive by the Board or the Company’s Chief Executive Officer (the “CEO”) from time to time and as are not inconsistent with the Executive’s position.  The Executive shall devote substantially all the Executive’s working time, attention and energies to the business and affairs of the Company and the Company’s Affiliates.  The Executive shall report directly to the CEO.  While employed by the Company during the Term of this Agreement, without the prior written approval of the CEO, the Executive shall not serve as the member of the board of directors of any other for-profit corporation or as the manager of any limited liability company or as a member of the board of directors or trustees of any non-profit or charitable organization; provided, however, that the Executive may serve as a member of the board of directors of The Cheesecake Factory Oscar and Evelyn Overton Foundation (the “Foundation”); and provided further that notwithstanding the approval of the CEO of such service, the time and attention the Executive provides to such corporation, limited liability company or organization, including the Foundation, shall not interfere with the working time, attention and energies the Executive is required to devote to the business and affairs of the Company and its Affiliates. The Executive’s offices shall be at the corporate headquarters of the Company, currently located in Calabasas Hills, California, and the Executive shall, when not traveling on the Company’s business, work at such corporate offices.

2.                                      Term of this Agreement.  The “Term of this Agreement” shall mean the period commencing on the Effective Date and ending on March 31, 2020.  On March 31, 2020, and on each subsequent annual anniversary date thereof, the Term of this Agreement shall be automatically extended for one additional year unless, at least ninety (90) days prior to any such date, either the Company or the Executive shall give written notice to the other party in accordance with Section 18 to not extend this Agreement (in which case this Agreement shall terminate no later than as of such date).  “The Term of this Agreement” or “Term” shall mean, for purposes of this Agreement, such initial term and subsequent extensions, if any.  Upon any expiration of the Term of this Agreement in which such Term is not being extended, the employment of the Executive may thereafter continue on an at-will basis subject to the ability of either party to terminate such employment relationship at any time.

3.                                      Salary and Other Compensation.

(a)                                 Salary. Subject to the further provisions of this Agreement, the Company shall pay the Executive during the Term of this Agreement a base salary at an annual rate during the Term equal to $475,000, with such salary to be adjusted at such times, if any, and in such amounts as determined by the Compensation Committee (the “Annual Salary”); provided, however, that the Executive’s Annual Salary shall not be decreased without the Executive’s prior written consent unless the annual salaries of all other Executive Officers are proportionately decreased.  Any increase in the Annual Salary shall not serve to limit or reduce any other benefit or obligation of the Company hereunder.  The Company shall pay the Annual Salary to the Executive, in equal installments, not less frequently than monthly, in accordance with the Company’s standard payroll practices for employees who are Executive Officers of the Company.  The Executive’s participation in any deferred compensation, discretionary and/or performance bonus, retirement, stock option and/or other employee benefit plans and in fringe benefits shall not reduce the Executive’s Annual Salary.

(b)                                 Relocation and other Expense and Lost Compensation Reimbursements.  The Company shall reimburse Executive for (i) reasonable temporary accommodations in the Calabasas Hills, California area while Executive seeks permanent housing arrangements, not to exceed a period of three months (except as provided in clause (x) of this subsection (b) below), (ii) up to two trips from the Dallas, TX area to the Los Angeles Metropolitan Area for Executive and her spouse to search for local housing, (iii) travel expenses for Executive and her family to relocate from Dallas, TX to the greater Los Angeles Metropolitan area, (iv) and household moving expenses to relocate her household from Dallas, TX to the greater Los Angeles Metropolitan area, all in accordance with the Company’s policies for travel, relocation, and housing reimbursement expenses for Executives. In addition, Company shall pay to Executive a total of Two Hundred Nineteen Thousand Dollars ($219,000) allocated (x) Thirty Thousand Dollars ($30,000) to reimburse Executive for actual expenses incurred in connection with cancellation of private schooling contracts in Dallas, TX, grossed up for applicable taxes and withholdings provided, however, if Executive does not incur such expenses, the Company shall instead reimburse Executive for up to three additional months of temporary housing, and (y) One Hundred Eighty Nine Thousand Dollars ($189,000) to reimburse Executive for forfeited bonus amounts attributable to termination of her prior employment, subject to applicable taxes and withholdings; provided, however, if Executive voluntarily terminates employment with the Company prior to May 13, 2021 (other than due to Constructive Termination), Executive agrees to reimburse the Company an amount equal to Two Hundred Nineteen Thousand Dollars ($219,000) multiplied by a fraction, the numerator of which is 36 minus the number of full or partial calendar months of employment completed with the Company as of the Date of Termination and the denominator of which is 36.

(c)                                  Eligibility under 2010 Stock Plan. Following the Effective Date, the Executive shall be granted stock options and restricted shares of the Company’s stock in accordance with the terms and conditions of The Cheesecake Factory Incorporated 2010 Omnibus Stock Incentive Plan (“2010 Stock Plan”) as and when approved by the Compensation Committee of the Company’s Board of Directors, and subject to stock retention requirements applicable to other Executive Vice Presidents of the Company, the Notice of Grant and Agreement granting such equity awards to Executives, and all other terms and conditions of the 2010 Stock Plan.  Executive also shall be eligible for consideration for future equity awards, in accordance with the terms and conditions of the 2010 Stock Plan, as such plan may be modified or amended from time to time, or such other or additional equity programs as may be established by the Company from time to time for its Executive Officers. The Compensation Committee shall determine the number of awards, vesting schedule, and other requirements applicable to such awards, if any are granted, under the Company’s equity compensation plans.

4.                                      Participation in Bonus, Retirement and Employee Benefit Plans.  While employed by the Company during the Term of this Agreement, the Executive shall be entitled to participate with other Executive Officers in any plan of the Company relating to any bonus award program (prorated as of the Effective Date), equity award program, pension, profit sharing, life insurance, disability income insurance, medical coverage, education, automobile allowance or leasing, or other retirement, deferred compensation, or employee benefits that the Company has adopted or may adopt for the benefit of all other Executive Officers, if any, to the extent eligible thereunder by virtue of the Executive’s position, tenure and Annual Salary.  The Compensation Committee shall determine the amount, timing, vesting and other requirements of awards, if any, under the Company’s bonus, equity compensation, retirement and other compensation plans.

5.                                      Health Insurance Premiums; Fringe Benefits.  While employed by the Company during the Term of this Agreement, the Company shall pay the Executive’s portion of any premium for medical, dental and vision care insurance with respect to the Executive and the Executive’s dependents under the Company’s employee medical insurance policies to the extent provided to all other Executive Officers and based upon the most comprehensive medical, dental and vision insurance plan offered to all other Executive Officers.  While employed by the Company during the Term of this Agreement, the Executive shall be eligible to participate in any automobile leasing or car allowance program maintained by the Company for all other Executive Officers in accordance with the Company’s policies and procedures for the program and at a level established for Executive Vice Presidents of the Company and subject to all applicable taxes and withholdings.  In addition and while employed by the Company during the Term of this Agreement, the Executive shall be entitled to receive all other fringe benefits that are now or may be hereafter provided to all other Executive Officers.  The Company shall appropriately adjust such fringe benefits to the extent that the level or amount of any fringe benefit is based upon seniority or compensation levels.

6.                                      Paid Vacation.  While employed by the Company during the Term of this Agreement, the Executive shall be entitled to an annual paid vacation in accordance with the Company’s general administrative policy for all other Executive Officers but in no event less than the greater of (x) the amount of paid vacation time provided to other Executive Officers who have been employed by the Company for a commensurate period of time as the Executive or (y) three weeks per year.

7.                                      Business Expenses.  While employed by the Company during the Term of this Agreement, the Executive shall be entitled to incur and be reimbursed for all reasonable business expenses.  The Company shall reimburse the Executive for all these expenses provided the Executive provides, from time to time, of an itemized account of such expenditures setting forth the date, the purposes for which incurred, and the amounts thereof, together with such receipts showing payments in conformity with the Company’s established policies and procedures.

8.                                      Indemnity.  To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, the Company shall indemnify and hold the Executive harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by the Executive on behalf of or in the course of performing services for the Company to the same extent and upon terms no less favorable than those upon which the Company indemnifies and holds harmless other Executive Officers and in accordance with the Company’s established policies.  The indemnification provided by this Section 8 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the Company’s certificate of incorporation, any Company maintained liability insurance (in accordance with the coverage, if any, provided by such insurance), any bylaw, agreement, contract, vote of the stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise.

9.                                      Certain Terms Defined.  For purposes of this Agreement, the following terms have the below meanings:

(b)                                 “Accrued Benefits” shall mean collectively, as of the Termination Date, the following: (i) all then unpaid Annual Salary and unpaid accrued vacation, paid time off, and sick pay, (ii) any payments or benefits to which the Executive is entitled under the express terms of any applicable Company employee benefit plan and with payment being made pursuant to the terms of the applicable plan or agreement and (iii) in accordance with Section 7, any unreimbursed valid business expenses for which the Executive has properly submitted (or will timely submit) documented reimbursement requests.

(c)                                  “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified.

(d)                                 “Awards” shall mean any stock options, stock appreciation rights, restricted stock, and/or stock units granted to the Executive under any employee equity compensation plan, and/or any performance units, performance shares, or so called “phantom” equity granted to the Executive.

(e)                                  “Base Salary” means, as of the Termination Date, the highest Annual Salary of the Executive in any of the last three fiscal years (or portion thereof) preceding such Termination Date.

(f)                                   “Beneficial Owner” shall have the meaning given to such term in the Exchange Act and the rules and regulations thereunder.

(g)                                  A “Change in Control” occurs if:

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities (“Voting Securities”); or

(ii)                                  a merger or consolidation of the Company with any other corporation (or other entity), other than:

(1)                                 a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(2)                                 a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 20% of the combined voting power of the Company’s then outstanding Voting Securities; or

(3)                                 a merger or consolidation which would result in the directors of the Company (who were directors immediately prior thereto) continuing to constitute at least 50% of all directors of the surviving entity after such merger or consolidation.  The term, “surviving entity” shall mean only an entity in which all the Company’s stockholders immediately before such merger or consolidation (determined without taking into account any stockholders properly exercising appraisal or similar rights) become stockholders by the terms of such merger or consolidation, and the phrase “directors of the Company (who were directors immediately prior thereto)” shall include only individuals who were directors of the Company at the beginning of the 24 consecutive month period preceding the date of such merger or consolidation.

(iii)                               the consummation of a complete liquidation or sale or disposition of all or substantially all of the Company’s assets; or

(iv)                              during any period of 24 consecutive months, individuals, who at the beginning of such period constitute the Board, and any new director whose election by the Board, or whose nomination for election by the Company’s stockholders, was approved by a vote of at least one-half (1/2) of the directors then in office (other than in connection with a contested election), cease for any reason to constitute at least a majority of the Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(h)                                 “Constructive Termination” means, subject to the Executive providing the Notice of Termination and the Company’s failure to cure as described below, the occurrence of one or more of the following events without the Executive’s written consent: (i) a relocation of the Executive’s principal business office to a location which is in excess of a forty-five (45) mile-radius from the Executive’s principal business office as of the Effective Date; or (ii) a material diminution in the Executive’s title, authority, duties or responsibilities relative to the Executive’s title, authority, duties or responsibilities in effect immediately prior to such reduction; or (iii) a decrease in the Executive’s Annual Salary or a material diminution in and/or discontinuation of any benefit plan or program, or level of participation in any such plan or program, from that in which the Executive is currently participating, which decrease or discontinuation does not apply to all Executive Officers, or a failure to include the Executive in any new benefit plan or program offered to all other Executive Officers; or (iv) upon a Change in Control, if (1) all or any portion of Executive’s Awards are not assumed by the surviving entity and (2) the Executive’s Awards that are not assumed are not fully accelerated and exercisable as of immediately before the consummation of the Change in Control.  For purposes of this Agreement, the Executive may resign the Executive’s employment from the Company due to the Constructive Termination within one hundred (100) days after the date that any of the events shown above in clauses (i) through (iv) has first occurred without the Executive’s written consent.  Failure to timely resign employment means that the Executive will be deemed to have consented to and irrevocably waived the potential Constructive Termination event (but not any other subsequent Constructive Termination event).  The Executive’s resignation due to a Constructive Termination event can only be effective if the Company has not cured or remedied the Constructive Termination event within thirty (30) days after its receipt of a Notice of Termination from the Executive stating the Executive’s belief that a Constructive Termination event exists.  Such Notice of Termination must be provided to the Company within sixty (60) days of the purported Constructive Termination event and shall describe in detail the basis and underlying facts supporting the Executive’s belief that a Constructive Termination event has occurred.  Failure to timely provide such Notice of Termination to the Company means that the Executive will be deemed to have consented to and irrevocably waived the potential Constructive Termination event.  If the Company does timely cure or remedy the Constructive Termination event, then the Executive may either resign employment without it being due to a Constructive Termination or the Executive may continue to remain employed subject to the terms of this Agreement.  The Company’s receipt of a notification by the Executive of a Constructive Termination shall not be deemed to constitute the Company’s acknowledgement, agreement or admission that a Constructive Termination has occurred.

(i)                                     “Date of Termination” means the projected Termination Date that is specified in a Notice of Termination.  The Date of Termination is the date of actual receipt of a Notice of Termination given under Section 18 below or any later date specified therein (but not more than fifteen (15) days after the giving of the Notice of Termination except that it may be thirty (30) days in the case of a Constructive Termination), as the case may be; provided that (i) if the Executive’s employment is terminated by the Company for any reason other than because of the Executive’s death or as a result of the Executive sustaining a Permanent Disability, the Date of Termination is the date on which the Company gives notice to the Executive of such termination;(ii) if the Executive’s employment is terminated due to Permanent Disability, the Date of Termination is the date of actual receipt of a Notice of Termination; and (iii) if the Executive’s employment is terminated due to the Executive’s death, the Date of Termination (and the Termination Date) shall be the date of the Executive’s death.

(j)                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)                                 “Executive Officer” means a person who has been elected or appointed by the Board to serve as a President or Executive Vice President of the Company and who is still serving in such role.

(l)                                     “Notice of Termination” means a written notice provided in accordance with Section 18 that (i) indicates the specific termination provision in this Agreement relied upon; (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (iii) specifies a Date of Termination.

(m)                             “Person” is given the meaning as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that unless this Agreement provides to the contrary, the term shall not include the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(n)                                 “Permanent Disability” shall mean a physical or mental condition that occurs and persists and which, in the written opinion of a licensed physician specializing in the applicable condition and selected or approved by the Board in good faith, has rendered the Executive unable to perform the Executive’s duties hereunder, with or without reasonable accommodation, for a period of ninety (90) consecutive days or more, or a period of ninety (90) non-consecutive days in any one year period, and, in the written opinion of such physician, the condition will continue for an indefinite period of not less than an additional ninety (90) day period, rendering the Executive unable to return to the Executive’s duties on a full time basis.

(o)                                 “Regulations” means the official Treasury Department interpretation of the Internal Revenue Code.

(p)                                 “Separation from Service” means a separation from service as that term is used in Code Section 409A and the Regulations thereunder.

(q)                                 “Specified Employee” means a specified employee as that term is used in Code Section 409A and the Regulations thereunder.

(r)                                    “Termination Date” means the last date of Executive’s employment with the Company and any Company Affiliate.

(s)                                   “Termination With Cause” means a termination of the Executive’s employment by the Company upon:  (i) the failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), after there has been delivered to the Executive a written notice of failure to perform from the Company, which notice specifically identifies the basis for the Company’s belief that the Executive has not substantially performed the Executive’s duties; provided, however, with respect to only nonmaterial breaches of the Executive’s duties, the Executive’s failure to perform such duties shall not be deemed to constitute an event described in this clause (i) unless such failure continues uncured for thirty (30) days after delivery to the Executive of written notice thereof from the Company, which notice specifically identifies the basis for the Company’s belief that such failure to perform has occurred; (ii) incompetence or gross negligence committed by the Executive in the discharge of the Executive’s duties; (iii) the Executive’s commission of any dishonesty, act of theft, embezzlement, or fraud; (iv) the Executive’s breach of confidentiality in violation of law or of the Company’s policies and procedures applicable to Executive Officers; (v) the Executive’s unauthorized disclosure or use of inside or proprietary information, recipes, processes, customer or employee lists or trade secrets of the Company in violation of law or of the Company’s policies and procedures applicable to Executive Officers; (vi) the Executive’s willful or material violation of any law, rule or regulation of any governing authority; (vii) the Executive’s willful or material violation of the Company’s policies and procedures applicable to Executive Officers, including, without limitation, the Company’s Code of Ethics and Code of Conduct applicable to Executive Officers; (viii) the Executive’s intentional conduct that is injurious to the reputation, business or assets of the Company; or (ix) except as may be permitted under Section 17 below, the Executive’s solicitation of the Company’s consultants or employees to work for any business other than the Company or its Affiliates during the Term of this Agreement without the knowledge and consent of the CEO.

(t)                                    “Termination Without Cause” means a termination of the Executive’s employment by the Company for any reason other than death, Permanent Disability or a Termination With Cause.

(u)                                 “Triggering Event” shall have the meaning given such term in Section 11(a) below.

10.                               Termination of Employment.

(b)                                 Death or Permanent Disability.  The Executive’s employment with the Company shall terminate automatically upon the Executive’s death or upon either the Executive or the Company providing a Notice of Termination to the other party in the event that the Executive has sustained a Permanent Disability.

(c)                                  Termination With Cause.  The Company may, with a Notice of Termination, terminate the Executive’s employment with the Company at any time upon the occurrence of any event that would permit a Termination With Cause.

(d)                                 Constructive Termination.  The Executive may provide the Notice of Termination to terminate the Executive’s employment as a result of Constructive Termination at any time within one hundred (100) days after the initial occurrence of the applicable Constructive Termination event.

(e)                                  Termination Without Cause.  The Company may terminate the Executive’s employment without cause at any time upon delivery to the Executive of a Notice of Termination, and the Executive may resign from the Executive’s employment without reason by delivering a Notice of Termination to the Company.

(f)                                   Notice of Termination.  Any termination of the Executive’s employment by the Company With Cause or Termination Without Cause, or any termination of the Executive’s employment by the Executive following a Constructive Termination or by resignation, shall be communicated by a Notice of Termination to the other party, given in accordance with Section 18.  A Notice of Termination by the Company shall be signed by the CEO or any other officer of the Company designated by the Board.  Any termination due to Permanent Disability shall also be effected by a Notice of Termination given by the Company or the Executive in accordance with Section 18.

11.                               Certain Benefits Upon Termination of Employment.  As of the Termination Date for any termination of the Executive’s employment, the Executive shall be entitled to timely receive the Accrued Benefits.  As set forth in this Agreement, the Executive may also be eligible to receive the payments and benefits provided by subsections 11(a) and 11(b).

(b)                                 If, during the Term of this Agreement,

(i)                                     the Company terminates the Executive’s employment for any reason other than for Termination With Cause; or

(ii)                                  a Change in Control occurs and within 18 months thereafter (whether or not the Term of this Agreement has ended without renewal during such 18 month period):

(A) the Company terminates the Executive’s employment for any reason other than for a Termination With Cause; or

(B) a Constructive Termination occurs and the Executive terminates employment with the Company within one hundred (100) days thereafter; or

(iii)                               the Executive terminates employment with the Company at any time within one hundred (100) days of the occurrence of a Constructive Termination (and provided that the Company has failed to cure the event or existence of the condition giving rise to a Constructive Termination within the thirty (30) day cure period provided under Section 9(h)); or

(iv)                              a termination of employment occurs by reason of the Executive’s death or Permanent Disability

(each of which events described in clauses (i)-(iv) above herein described as a “Triggering Event”), then the following shall apply:

(I) the Company shall pay the Executive a “Severance Payment” in cash equal to one (1) times the Executive’s Base Salary.  Subject to Section 25, the Company shall provide the Severance Payment over a one year period, on a bi-weekly basis commencing as of the Termination Date, provided that the Company may delay payment in the case of the Executive’s death until the Executive’s executor or personal representative has been appointed and qualified pursuant to the laws in effect in the Executive’s jurisdiction of residence at the time of the Executive’s death (with any such delay effected in a manner that complies with Code Section 409A);

(II) the Company shall pay or provide to the Executive all other benefits, as specified in Section 11(b) below;

(III) all installments of the Executive’s Awards that are held by the Executive and scheduled to vest, or to become exercisable, or to be subject to lapse of restrictions, at any time within twenty-four (24) months after the Termination Date shall become exercisable, and vest, and any restriction shall lapse, as of the Termination Date, subject in each case to expiration or termination as set forth in the applicable Award plan or agreement; provided, however, that any vesting, exercisability or lapse of restriction on any Award which is contingent upon satisfaction of a Company performance-based condition or performance goal under the Award shall continue to be subject to such performance-based condition or performance goal and will only be deemed satisfied and vested if and when (if ever) such Company performance-based condition or performance goal is actually achieved pursuant to the Award’s terms; and

(IV) the Company shall pay the Executive a performance achievement bonus under the Company’s Annual Performance Incentive Plan (or any bonus plan for Executive Officers that is in addition to or in lieu of such plan) that is proportionately adjusted to take into account the period of actual service of the Executive during the Company’s fiscal year in which the Executive’s employment is terminated, provided that the Compensation Committee certifies in writing that the performance incentive target for that fiscal year has been achieved and such payment is not inconsistent with Section 162(m) of the Code and the Regulations thereunder.  The timing and payment of any performance achievement bonus to which the Executive is entitled pursuant to this Section 11(a)(IV) shall be determined as set forth in the Company’s Annual Performance Incentive Plan or such other bonus plan in which the Executive participated.

(c)                                  If a Triggering Event occurs, then the Company shall provide the following additional benefits to the Executive.  For a 12 month period after the Termination Date (the “Continuation Period”), the Company shall, at its expense, continue on behalf of the Executive and the Executive’s dependents (who were being covered under the following plans as of the Termination Date), medical, dental, vision care and hospitalization benefits (or such comparable alternative benefits determined by the Company, in its discretion) that (i) were provided to Executive at any time during the 90-day period prior to the Termination Date, or (ii) if the Termination Date is within 18 months of a Change in Control, were provided to Executive prior to such Change in Control (provided the level of such benefits shall in no event be lower than the Executive’s level of benefits on the Termination Date).  The Company’s obligation hereunder with respect to benefits under this Section 11(b) shall be limited to the extent that the Executive obtains any such benefits pursuant to the Executive’s subsequent employer’s benefit plans, if any, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive under this Section 11(b) so long as the aggregate coverages and benefits of the combined benefit plans are no less favorable to the Executive than the coverages and benefits required to be provided hereunder.  This Section 11(b) shall not be interpreted so as to limit any benefits to which the Executive or the Executive’s dependents may be entitled under any of the Company’s other employee benefit plans, programs or practices following a termination of employment, including without limitation, except as provided in this Section, retiree medical and life insurance benefits.  Notwithstanding the foregoing, if the Company determines that the payment of foregoing additional benefits would result in a violation of the nondiscrimination rules of Code Section 105(h)(2) or any statute or regulation of similar effect (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing such Company-paid benefits, the Company, in its sole discretion, may elect to instead pay the Executive on the first day of each month of the Continuation Period, a fully taxable cash payment equal to both the Executive’s and the Company’s portions of the benefits premiums for that month, subject to applicable tax withholdings, for the remainder of the Continuation Period.  Retiree medical and life insurance benefits shall be limited by and be designed to either (I) be exempt from Code Section 409A or (II) be compliant with the requirements of Regulations Section 1.409A.

(d)                                 In the event that the Executive’s employment terminates by reason of the Executive’s death (or the Executive dies after a Triggering Event), the applicable Severance Payment and other benefits provided in this Section 11 shall be paid to the Executive’s estate or as the Executive’s executor shall direct.

(e)                                  In the event the Executive is entitled hereunder to any payments or benefits set forth in this Section 11, the Executive shall have no obligation or duty to mitigate.

(f)                                   The provisions for Severance Payment and other benefits contained in this Section 11 may be triggered only once during the Term of this Agreement.  In addition, the Executive shall not be entitled to receive severance benefits of any kind from any Affiliate of the Company if, in connection with the same event or series of events, the Severance Payment and other benefits provided for in this Section 11 previously have been paid or the Executive is entitled to receive such Section 11 Severance Payment and other benefits.

(g)                                  Except in the case of a Termination With Cause, with respect to the Executive’s vested Awards which either were vested prior to the Termination Date, or for which vesting is accelerated as a result of a Triggering Event under this Agreement, the Executive (or the Executive’s estate, if termination of employment occurs as a result of death or the Executive dies after a Triggering Event) shall have the right to exercise such vested Awards for a period of 24 months from the later of (i) the date of Separation from Service or (ii) if vesting of such Award is Company performance-based, the date of vesting or lapse of restriction on such Award due to Company achievement of such performance (subject in all cases to the earlier expiration or termination of the applicable Award); provided, however, if termination of employment occurs as a result of retirement, and the Executive has completed at least twenty (20) continuous years of service as of the Termination Date, the Executive (or the Executive’s estate) shall have the right to exercise such Awards for a period of thirty-six (36) months.  The rights of the Executive under this Section 11 shall not be exclusive of any other rights to which the Executive may be entitled under any bonus, retirement, Award, or employee benefit plan of the Company.

12.                               Code Section 280G.

(b)                                 Best After-Tax.  In the event that it is determined that any payment or distribution of any type to or for the benefit of the Executive (whether under this Agreement or otherwise) made by the Company, by any of its Affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any Affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would either be subject to the excise tax imposed by Section 4999 of the Code (or nondeductible by the Company under Code Section 280G) or any interest or penalties with respect to such excise tax (such excise tax or nondeductibility, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions shall be payable either in (x) full or (y) as to such lesser amount which would result in no portion of such payments or distributions being subject to the Excise Tax, and the Executive shall receive the greater, on an after-tax basis, of (x) or (y).

(c)                                  Reduction.  If a reduction in the Total Payments constituting “parachute payments” is necessary so that no portion of such Total Payments is subject to the Excise Tax, then the reduction shall occur in a manner to maximize the Executive’s after-tax retained value and if necessary to comply with Code Section 409A shall be effected in the following order: (1) reduction of cash payments for which the full amount is treated as a parachute payment; (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount in not treated as a parachute payment; (3) cancellation of any accelerated vesting of Awards; and (4) reduction of any continued employee benefits.  In selecting the  Awards (if any) for which vesting will be reduced under clause (3) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of Total Payments provided to the Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code, awards instead shall be selected in the reverse order of the date of grant.  For the avoidance of doubt, for purposes of measuring an Award’s value to the Executive when performing the foregoing comparison between (x) and (y), such Award’s value shall equal the then aggregate fair market value of the vested shares underlying the Award less any aggregate exercise price less applicable taxes.  Also, if two or more Awards are granted on the same date, each Award will be reduced on a pro-rata basis, giving effect to maximizing the after-tax aggregate amount of Total Payments to Executive as required above.  In no event shall the Executive have any discretion with respect to the ordering of payment reductions.  In no event will the Company be required to gross up any payment or benefit to the Executive to avoid the effects of the Excise Tax or to pay any regular or excise taxes arising from the application of the Excise Tax.

(d)                                 Computations.  All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code) that are required to be made under this Section 12, shall be made by a nationally recognized independent audit firm selected by the Company (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Executive.  Notwithstanding the foregoing, the Accountants shall not be an audit firm that is rendering services as an auditor or in any other accounting or audit capacity to the entity (or entities) that is acquiring the Company in the relevant transaction that is triggering the Code Section 280G analysis under this Section 12.  Determinations shall be made by the Accountants using reasonable good faith interpretations of the Code.  As expressly permitted by Q/A #32 of the Code Section 280G regulations, with respect to performing any present value calculations that are required in connection with this section, the Executive and the Company each affirmatively elect to utilize the Applicable Federal Rates (“AFR”) that are in effect as of the Effective Date, and the Accountants shall therefore use such AFRs in their determinations and calculations.  The Company shall pay the fees and costs of the Accountants which are incurred in connection with this section.

13.                               Assignment.

(b)                                 This Agreement is personal to each of the parties hereto.  No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor entity to the Company.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  No such assumption shall release the Company of its obligations hereunder; it being intended that the Company shall remain liable for all of its obligations hereunder after the assumption by such successor.  As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes this Agreement by contract, operation of law, or otherwise including without limitation, any surviving entity resulting from a Change in Control, and any Person acquiring 50% or more of the Voting Securities.

(d)                                 This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.                               Confidential Information.  During the Term of this Agreement and thereafter, the Executive shall not, except as may be required to perform the Executive’s duties hereunder or as required by applicable law, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company.  “Confidential Information” shall mean information about the Company, its subsidiaries and Affiliates, and their respective clients and customers that is not available to the general public and that was learned by the Executive in the course of the Executive’s employment by the Company, including (without limitation) any data, formulae, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and the documents containing such Confidential Information.  The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage.  Upon the termination of the Executive’s employment, the Executive will promptly deliver to the Company all documents (and all copies thereof) containing any Confidential Information.  Nothing in this Agreement prohibits the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.  The Executive does not need the prior authorization of the Company or its legal department to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made any such reports or disclosures.

15.                               Non-competition.  The Executive agrees that during the Term of this Agreement, the Executive will not, directly or indirectly, without the prior written consent of the Company, provide consultative service with or without pay, own, manage, operate, join, control, participate in, or be connected as a stockholder, partner, or otherwise with any business, individual, partner, firm, corporation, or other entity which is then in competition with the Company or any present Affiliate of the Company; provided, however, that the “beneficial ownership” by the Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the Exchange Act, of not more than 1% of the voting stock of any publicly held corporation shall not be a violation by the Executive of this Section 15.  It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company or any subsidiary or Affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or any subsidiary or Affiliate of the Company in violation of this Agreement.  For purposes of clarification, the provisions and restrictions contained in this Section 15 shall not apply to the Executive from and after the termination of the Executive’s employment with the Company for any reason.

16.                               Right to Company Materials.  The Executive agrees that all styles, designs, recipes, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to the Executive, shall be and shall remain the property of the Company.  Upon the Termination Date, all Company Materials and Company property shall be returned immediately to the Company, and the Executive shall not make or retain any copies thereof.

17.                               Anti-solicitation.  The Executive promises and agrees that during the Term of this Agreement, and for a period of 24 months thereafter, the Executive will not use trade secrets or Confidential Information belonging to the Company to influence or attempt to influence employees, customers, franchisees, landlords, or suppliers of the Company or any of its present or future subsidiaries or Affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or Affiliate of the Company; provided, however, that the Executive’s use of any form of public advertisements or marketing media or utilization of any professional personnel or placement services after termination of the Executive’s employment with the Company shall not constitute the Executive’s violation of this Section 17 so long as such advertisements, marketing media or utilization of any professional personnel or placement services do not request, target or specify that the Company’s or any of its present or future subsidiaries’ or Affiliates’ employees, customers, franchisees, landlords or suppliers are being sought.

18.                               Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

Company:	The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, California 91301
Attention: Chief Executive Officer

with a copy to:	The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, California 91301
Attention: General Counsel

Executive:	The Cheesecake Factory Incorporated
26901 Malibu Hills Road
Calabasas Hills, California 91301
Attention: Scarlett May

19.                               Amendments or Additions.  No amendment or additions to this Agreement shall be binding unless in writing and signed by both parties hereto.

20.                               Section Headings.  The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

21.                               Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

22.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

23.                               Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before one arbitrator in Los Angeles, California, in accordance with the rules of the JAMS Employment Arbitration Rules and Procedures then in effect.  The Company shall pay the fees and costs of arbitration to the extent required under California law.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Notwithstanding the foregoing:

(b)                                 Procedures.  The arbitrator shall allow such discovery as the arbitrator determines appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator.  The arbitrator shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests within ten (10) days after the decision.

(c)                                  Authority.  The arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief.  Attorneys’ fees may be awarded to the prevailing party.

(d)                                 Entry of Judgment.  Judgment upon the award rendered by the arbitrator may be entered in any court having in person and subject matter jurisdiction.  The Company and the Executive hereby submit to the in person jurisdiction of the federal and state courts in Los Angeles, California, for the purpose of confirming any such award and entering judgment thereon.

24.                               Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board or the Compensation Committee.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  The Prior Agreement is hereby terminated as of immediately before the Effective Date.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.  All references to sections of the Exchange Act or the Code or other statute or regulation shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.  In the event that the Company shall not pay when due any amounts required to be paid to the Executive, such unpaid amounts shall accrue interest from the due date at the lesser of the prime commercial lending rate announced by Bank of America N.A. in effect from time to time during the period of nonpayment or the maximum rate allowed by law.

25.                               Code Section 409A.

(b)                                 Deferred Compensation.  The parties agree that all provisions of this Agreement are intended to meet, and to operate in accordance with, in all material respects, the requirements of Section 409A of the Code, its Regulations, and any guidance from the Department of Treasury or Internal Revenue Service thereunder.  Where ambiguity or uncertainty exists, this Agreement shall be interpreted in a manner which would qualify any compensation payable hereunder to satisfy the requirements for exception to or exclusion from Code Section 409A and the taxes imposed thereunder.  Each payment to the Executive made pursuant to any provision of this Agreement or otherwise shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.  To the extent any nonqualified deferred compensation payment to the Executive could be paid in one or more of the Executive’s taxable years depending upon the Executive completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Code Section 409A.

(c)                                  In the event either party reasonably determines that any item payable by the Company to the Executive pursuant to this Agreement that is not subject to a substantial risk of forfeiture would not meet, or is reasonably likely not to meet, the requirements of Code Section 409A, or to qualify as exempt from Code Section 409A, such party shall notify the other in writing.  Any such notice shall specify in reasonable detail the basis and reasons for such party’s determination.  The parties agree to negotiate in good faith the terms and conditions of an amendment to this Agreement to avoid the inclusion of such item in a tax year before the Executive’s actual receipt of such item of income.  Provided, however, nothing in this Section 25 shall be construed or interpreted to require the Company to increase any amounts payable to the Executive pursuant to this Agreement or to consent to any amendment that would materially and adversely change the Company’s financial accounting or tax treatment of the payments to the Executive under this Agreement.  Notwithstanding anything to the contrary, if the Executive is a Specified Employee on the date of the Executive’s Separation from Service, then to the extent needed to comply with Code Section 409A any nonqualified deferred compensation payable to the Executive on account of the Executive’s Separation from Service under this Agreement or otherwise shall not be paid or commence payment until the earlier of (a) the first business day of the seventh month after the date of the Executive’s Separation from Service and (b) ten business days after the Company’s receives written notification of the Executive’s death.  In the event the Executive is subject to additional taxes imposed by Code Section 409A which relate solely to the Prior Agreement’s timing of payment for the Severance Payments, then within 60 days after the determination that such Code Section 409A taxes are due, the Company shall pay the Executive a cash amount so that the Executive will be in the same position on an after-tax basis that the Executive would have been in if no Code Section 409A taxes and related interest and/or penalties had been imposed.

26.                               Survival.  The provisions of this Agreement that may be reasonably interpreted as surviving expiration or termination of this Agreement, including Sections 3 (b), 7, 8, 11, 12, 13, 14, 15, 16, 17, 18, 23, 24, 25 and 26, and shall continue in effect after expiration or termination of this Agreement.  No termination of this Agreement by either party shall result in a termination of any vested Awards, except in accordance with the terms and conditions of the applicable Award agreement.

27.                               Construction.  The Company and the Executive agree that the terms and conditions of this Agreement are the result of lengthy, intensive arms’ length negotiations between them and that this Agreement shall not be construed or resolved, whether under any rule of construction or otherwise, in favor of or against either of them by reason of the extent to which either of them or his, her or its counsel participated in the drafting of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the Effective Date.

COMPANY:

THE CHEESECAKE FACTORY INCORPORATED,
a Delaware corporation

By:
David Overton, President and Chief Executive Officer

EXECUTIVE:

By:
Scarlett May